CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the captions "Financial Highlights", "General Information - Independent Auditors" and "Financial Statements and Reports of Independent Auditors" in this Registration Statement (Form N-1A Nos. 33-18647 and 811-5398) of the AllianceBernstein Small Cap Growth Portfolio (formerly, the AllianceBernstein Quasar Portfolio), AllianceBerstein Balanced Wealth Strategy Portfolio and AllianceBernstein Wealth Appreciation Strategy Portfolio (each a series of AllianceBernstein Variable Products Series Fund, Inc.) and to the use of our report dated February 4, 2004 on the AllianceBernstein Small Cap Growth Portfolio, which is incorporated by reference in this Registration Statement of AllianceBernstein Variable Products Series Fund, Inc.



                                 ERNST & YOUNG LLP


New York, New York
April 19, 2004